UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 13, 2009
MARLIN BUSINESS SERVICES CORP.
(Exact name of registrant as specified in its charter)
Pennsylvania	000-50448	38-3686388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Fellowship Road, Mount Laurel, NJ		08054
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(888) 479-9111

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On January 13, 2009, the Registrant’s wholly-owned subsidiary, Marlin Business Bank (“MBB”), converted from an industrial bank to a commercial bank and became a member of the Federal Reserve System.  In connection with the conversion of MBB to a commercial bank, the Registrant became a bank holding company on January 13, 2009.

The conversion of MBB to a commercial bank took place in accordance with the approval by the Federal Reserve Bank of San Francisco (“FRB”) on December 31, 2008 (the “FRB Approval”).  On January 8, 2009, the FRB modified the FRB Approval to permit MBB to convert to a commercial bank and become a member of the Federal Reserve System without requiring the immediate $25 million capital injection contemplated in the approval.  The FRB has delayed the requirement for the additional capital injection until such time as the Federal Deposit Insurance Corporation (“FDIC”) acts on the modification request made by MBB to the FDIC to eliminate certain inconsistencies between the FRB Approval and an order by the FDIC, dated March 20, 2007 and modified on February 12, 2008 (the “FDIC Order”), that contained conditions required by the FDIC for MBB to become an industrial bank.

The Registrant has submitted a request to the FDIC to modify the FDIC Order to eliminate certain inconsistencies between the FDIC Order and the FRB Approval.  The Registrant’s modification request is under review by the FDIC, but the FDIC has not provided the Registrant with a timeline as to when the Registrant can expect a decision on the modification request.

If the FDIC approves the modification request, then the Registrant intends to inject the additional $25 million of capital into MBB and begin executing against the business plan approved by the FRB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 20, 2009

MARLIN BUSINESS SERVICES CORP.

By:     /s/ Daniel P. Dyer
Name:  Daniel P. Dyer
Title:   Chief Executive Officer